EXHIBIT 99
PFIZER REPORTS SECOND-QUARTER 2010 RESULTS

▪	Second-Quarter 2010 Revenues of $17.3 Billion

▪	Second-Quarter 2010 Reported Diluted EPS(1) of $0.31, Adjusted Diluted EPS(2) of $0.62

▪	Reaffirms 2010 Financial Guidance and 2012 Financial Targets

▪	Strong Quarterly Performance Reflects More Balanced Business Mix and Product Portfolio

($ in millions, except per share amounts)

	Second-Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
Reported Revenues	$17,327	$10,984	58%	$34,077	$21,851	56%
Reported Net Income(1)	2,475	2,261	9%	4,501	4,990	(10%)
Reported Diluted EPS(1)	0.31	0.34	(9%)	0.56	0.74	(24%)
Adjusted Income(2)	4,959	3,249	53%	9,841	6,916	42%
Adjusted Diluted EPS(2)	0.62	0.48	29%	1.22	1.03	18%

See end of text prior to tables for notes.

NEW YORK, N.Y., Tuesday, August 3, 2010 – Pfizer Inc. (NYSE: PFE) today reported financial results for second-quarter 2010.  Since the acquisition of Wyeth was completed on October 15, 2009, legacy Wyeth products and operations are reflected in the first two quarters of 2010, but not reflected in the first two quarters of 2009.  Second-quarter 2010 revenues were $17.3 billion, an increase of 58% compared with $11.0 billion in the year-ago quarter.  Revenues for second-quarter 2010 compared with the year-ago quarter were favorably impacted by $5.4 billion, or 50%, due to the addition of the legacy Wyeth products, by $315 million, or 3%, due to legacy Pfizer products, and by $584 million, or 5%, due to foreign exchange.  For second-quarter 2010, U.S. revenues were $7.4 billion, an increase of 63% compared with the year-ago quarter.  International revenues were $9.9 billion, an increase of 54% compared with the prior-year quarter, which reflected 45% operational growth and a 9% favorable impact of foreign exchange.   U.S. revenues represented 43% of total revenues in second-quarter 2010 compared with 41% in the year-ago quarter, while international revenues represented 57% of total revenues in second-quarter 2010 compared with 59% in the year-ago quarter.

For first-half 2010, revenues were $34.1 billion, an increase of 56% compared with $21.9 billion in the same period in 2009.   Revenues for first-half 2010 compared with the year-ago period were favorably impacted by $10.7 billion, or 49%, due to the addition of the legacy Wyeth products, by $173 million, or 1%, due to legacy Pfizer products, and by $1.3 billion, or 6%, due to foreign exchange.  U.S. revenues were $14.7 billion, an increase of 55% compared with first-half 2009.  International revenues were $19.4 billion, an increase of 57% compared with the same period last year, which reflected 46% operational growth and an 11% favorable impact of foreign exchange.  U.S. revenues represented 43% and international revenues represented 57% of the total in first-half 2010, both comparable with first-half 2009.

Business Revenues
Pfizer operates two distinct commercial organizations: Biopharmaceutical and Diversified.  Biopharmaceutical includes the Primary Care, Specialty Care, Established Products, Emerging Markets and Oncology customer-focused units, while Diversified includes Animal Health, Consumer Healthcare, Nutrition and Capsugel.

	Second-Quarter(13)
					Operational
($ in millions)	2010	2009(13)	Change	Foreign Exchange	Total	Legacy Pfizer

Primary Care(3)	$5,923	$5,160	15%	3%	12%	5%
Specialty Care(4)	3,769	1,423	165%	5%	160%	8%
Established Products(5)	2,730	1,670	63%	5%	58%	(10%)
Emerging Markets(6)	2,250	1,455	55%	11%	44%	11%
Oncology(7)	349	355	(2%)	2%	(4%)	(14%)

Biopharmaceutical	15,021	10,063	49%	5%	44%	3%

Animal Health(8)	893	648	38%	7%	31%	2%
Consumer Healthcare(9)	678	—	N/A	N/A	N/A	N/A
Nutrition(10)	476	—	N/A	N/A	N/A	N/A
Capsugel(11)	195	185	5%	1%	4%	4%

Diversified	2,242	833	169%	12%	157%	3%

Other(12)	64	88	(27%)	(3%)	(24%)	(24%)

Total	$17,327	$10,984	58%	5%	53%	3%

See end of text prior to tables for notes.
N/A – Not applicable

For second-quarter 2010, revenues from Biopharmaceutical were $15.0 billion, an increase of 49% compared with $10.1 billion in the year-ago quarter.  Operationally, revenues increased $4.5 billion, or 44%, which included $4.2 billion, or 41%, attributable to legacy Wyeth products, primarily Premarin in the Primary Care unit, Enbrel and the Prevnar/Prevenar franchise in the Specialty Care unit, Effexor in the Established Products unit as well as Enbrel and Prevenar in the Emerging Markets unit, and $313 million, or 3%, due to legacy Pfizer products.  In addition, foreign exchange favorably impacted Biopharmaceutical revenues by 5% or $485 million.

Within the Biopharmaceutical units, legacy Pfizer operational performance was impacted in second-quarter 2010 compared with the year-ago quarter by the loss of exclusivity of certain products and by the resulting reclassification of Camptosar revenues among the units.  Legacy Pfizer Oncology unit revenues no longer include Camptosar’s European revenues due to its loss of exclusivity in July 2009.  Camptosar’s European revenues are included in the Established Products unit beginning in first-quarter 2010. This reclassification of revenues negatively impacted the Oncology unit’s performance by 20% in second-quarter 2010 compared with the prior-year quarter.   Further, legacy Pfizer Established Products unit revenues in second-quarter 2010 were adversely impacted by 5% due to the loss of exclusivity for Norvasc in Canada in July 2009, partially offset by the favorable impact of 1% due to the addition of Camptosar’s European revenues.

For second-quarter 2010, revenues from Diversified were $2.2 billion, an increase of 169% compared with $833 million in the year-ago quarter.  Operationally, revenues increased $1.3 billion, or 157%, which was primarily attributable to legacy Wyeth products, principally Centrum, Advil and Caltrate in Consumer Healthcare and infant and toddler Nutrition products.  Additionally, foreign exchange favorably impacted Diversified revenues by 12% or $102 million.

Reported Net Income(1) and Reported Diluted EPS(1)
For second-quarter 2010, Pfizer posted reported net income(1) of $2.5 billion, an increase of 9% compared with $2.3 billion in the prior-year quarter, and reported diluted EPS(1) of $0.31, a decrease of 9% compared with $0.34 in the prior-year quarter.  For first-half 2010, Pfizer posted reported net income(1) of $4.5 billion, a decrease of 10% compared with $5.0 billion in first-half 2009, and reported diluted EPS(1) of $0.56, a decline of 24% compared with $0.74 in the prior-year period.  Results were favorably impacted by revenues from legacy Wyeth products and foreign exchange, and negatively impacted by the expenses associated with the legacy Wyeth operations as well as purchase accounting adjustments, integration charges and restructuring charges associated with the Wyeth acquisition, higher net interest expense primarily due to the borrowings used to partially fund the Wyeth acquisition and an increase in the effective tax rate.

The effective tax rate on reported results increased to approximately 37% in second-quarter 2010 from approximately 26% in second-quarter 2009, and approximately 37% in first-half 2010 compared with approximately 27% in first-half 2009.  These increases were primarily the result of higher charges incurred as a result of the acquisition of Wyeth and the mix of jurisdictions in which those charges were incurred.

Additionally, reported diluted EPS(1) in second-quarter 2010 and first-half 2010 was impacted by the increased number of shares outstanding in comparison with the corresponding periods in 2009 resulting from shares issued to partially fund the Wyeth acquisition.

Adjusted Income(2) and Adjusted Diluted EPS(2)
Second-quarter 2010 adjusted income(2) was $5.0 billion, an increase of 53% compared with $3.2 billion in the year-ago quarter, and adjusted diluted EPS(2) was $0.62, an increase of 29% compared with $0.48 in the year-ago quarter.  For first-half 2010, Pfizer posted adjusted income(2) of $9.8 billion, an increase of 42% compared with $6.9 billion in first-half 2009, and adjusted diluted EPS(2) of $1.22, an increase of 18% compared with $1.03 in the prior-year period.  Results were favorably impacted by revenues from legacy Wyeth products and foreign exchange, which were partially offset by the expenses associated with the legacy Wyeth operations as well as higher net interest expense primarily due to the borrowings used to partially fund the acquisition of Wyeth and an increase in the effective tax rate.

The effective tax rate on adjusted income(2) increased to approximately 32% in second-quarter 2010 compared with approximately 28% in second-quarter 2009, and approximately 31% in first-half 2010 compared with approximately 29% in first-half 2009.  These increases were primarily the result of certain business decisions made in connection with the acquisition of Wyeth and the change in the jurisdictional mix of earnings.

Additionally, adjusted diluted EPS(2)  in second-quarter 2010 and first-half 2010 was impacted by the increased number of shares outstanding in comparison with the corresponding periods in 2009 resulting from shares issued to partially fund the Wyeth acquisition.

In second-quarter 2010, adjusted cost of sales(2) as a percentage of revenues was 17.0% compared with 15.4% in second-quarter 2009.  This increase primarily reflects the change in the mix of products and businesses as a result of the Wyeth acquisition.  Excluding the impact of foreign exchange, adjusted cost of sales(2) as a percentage of revenues was 18.2% in second-quarter 2010.

Adjusted SI&A expenses(2) were $4.7 billion in second-quarter 2010, an increase of 45% compared with $3.3 billion in the prior-year quarter.  This increase was attributable primarily to the addition of the legacy Wyeth operations.  Foreign exchange increased second-quarter 2010 adjusted SI&A expenses(2) by $126 million compared with the year-ago quarter.

Adjusted R&D expenses(2) were $2.2 billion in second-quarter 2010, an increase of 32% compared with $1.7 billion in the prior-year period. This increase was attributable primarily to the addition of the legacy Wyeth operations and continued investment in the late-stage development portfolio.  Foreign exchange increased second-quarter 2010 adjusted R&D expenses(2) by $21 million compared with the year-ago quarter.

Overall, foreign exchange increased adjusted total costs(14) by $48 million, or 1%, in second-quarter 2010 compared with the prior-year period.

Executive Commentary
Jeff Kindler, Chairman and Chief Executive Officer, stated, “During the quarter, Pfizer’s more balanced global portfolio, which includes small molecules, biologics and vaccines as well as off-patent pharmaceuticals and diversified products generated strong performance in a  period of notable worldwide economic uncertainty.   Within our Biopharmaceutical businesses, our recently launched vaccine for the prevention of pneumococcal disease in children, Prevnar/Prevenar 13, was a strong contributor, while many key products in our Primary Care, Specialty Care and Oncology units also performed well on a global basis.  The Emerging Markets unit continued to benefit from our on-going investment, with year-over-year operational growth on a legacy Pfizer basis of 11%(13).  Within that unit, revenues in our six key markets, led by China, increased a combined 19% on a legacy Pfizer operational basis to approximately $800 million.”

“We continue to make solid progress on the Wyeth integration while we remain focused on delivering strong business performance.  We expect to receive phase three clinical data for tasocitinib in rheumatoid arthritis, Sutent in lung cancer, Prevnar 13 for the prevention of pneumococcal disease in adults, axitinib in renal cell carcinoma and bosutinib in chronic myelogenous leukemia during the balance of this year.  Within the Established Products unit, we anticipate continued new product launches, and within the Emerging Markets unit, we plan to continue our expansion in China and other key markets.  Within our Diversified businesses, we plan to continue launching new innovations in markets around the world to grow and strengthen our product offerings, such as in our vitamin and infant formula product lines.  We believe that these actions, in addition to a modest level of business development, will continue to support consistent, solid financial results,” continued Mr. Kindler.

Frank D’Amelio, Chief Financial Officer, stated, “Based on our year-to-date performance, continued confidence in the business, progress on both our cost-reduction initiatives and the Wyeth integration as well as our future outlook, we are reaffirming our 2010 financial guidance and our 2012 financial targets.  At this point, we anticipate that 2010 adjusted diluted EPS(2) will be at the upper-end of our guidance range, with expenses at the lower-end of our ranges.  Given the continued strength of our balance sheet and significant operating cash flow, we remain confident that we have the financial wherewithal to successfully execute our strategies and continue to meet our financial objectives.  Additionally, during the second quarter, we repurchased approximately $500 million, or 31 million shares, of our common stock.”

2010 Financial Guidance(16)
For full-year 2010, Pfizer’s financial guidance, at current exchange rates(15), is summarized below.
Reported Revenues	$67.0 to $69.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$19.0 to $20.0 billion
Adjusted R&D Expenses(2)	$9.1 to $9.6 billion
Adjusted Other (Income)/Deductions(2)	$1.2 to $1.4 billion
Effective Tax Rate on Adjusted Income(2)	Approximately 30%
Reported Diluted EPS(1)	$0.95 to $1.10
Adjusted Diluted EPS(2)	$2.10 to $2.20

2012 Financial Targets
The Company is reaffirming all elements of its 2012 financial targets.  As previously stated, given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

For 2012, at current exchange rates(15), Pfizer is targeting reported revenues between $65.2 and $67.7 billion, reported diluted EPS(1) between $1.58 and $1.73, adjusted diluted EPS(2) between $2.25 and $2.35, adjusted R&D expenses(2) between $8.0 and $8.5 billion, adjusted operating margin(2) in a range of the high 30%s to low 40%s and adjusted other (income)/deductions(2) between $1.0 and $1.2 billion in deductions.  The effective tax rate on adjusted income(2) is targeted at approximately 30%, while operating cash flow is expected to be at least $19.0 billion.

Additionally, the Company remains on-track to achieve the cost-reduction target of approximately $4 to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 pro-forma adjusted total costs(14) of Pfizer and the legacy Wyeth operations.

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. generally accepted accounting principles.  “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. generally accepted accounting principles.

(2)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended April 4, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter 2010 and 2009 and first-half 2010 and 2009 adjusted income and its components and adjusted diluted EPS to reported net income(1) and its components and reported diluted EPS(1), as well as reconciliations of full-year 2010 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2010 guidance and 2012 targets for reported net income(1) and reported diluted EPS(1), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory.  Examples of products in this unit include, but are not limited to, Celebrex, Lipitor, Lyrica, Premarin, Pristiq and Viagra.  All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(4)
The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension and psychosis.  Examples of products in this unit include, but are not limited to, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Xalatan and Zyvox.  All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(5)
The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value.  This unit also excludes revenues generated in emerging markets(6).  Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc and Relpax.

(6)
The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(7)
The Oncology unit includes revenues from human oncology and oncology-related products.  Examples of products in this unit include, but are not limited to, Aromasin, Sutent and Torisel.  All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(8)	Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including vaccines, paraciticides and anti-infectives.

(9)
Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: pain management, nutritionals, respiratory and GI-topicals.  Examples of products in Consumer Healthcare include, but are not limited to, Advil, Centrum, Caltrate, ChapStick and Robitussin.

(10)
Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside of North America.  Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs.

(11)	Capsugel generally includes worldwide revenues from capsule products and services for the pharmaceutical and associated healthcare industries.

(12)	Includes revenues generated primarily from Pfizer Centersource.

(13)
In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

(14)	Represents the total of Adjusted Cost of Sales(2), Adjusted SI&A expenses(2) and Adjusted R&D expenses(2).

(15)
The current exchange rates assumed in connection with the 2010 financial guidance are a blend of the average of the actual exchange rates in effect during first-half 2010 and the mid-July 2010 exchange rates for the remainder of the year.  The current exchanges rates assumed in connection with the 2012 financial targets are the mid-July 2010 exchange rates.

(16)
This guidance does not assume the completion of any business-development transactions not completed as of July 4, 2010.  This guidance also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of July 4, 2010.

Contacts:
Media	Investors
Joan Campion 212.733.2798	Suzanne Harnett 212.733.8009

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	Second Quarter		% Incr. /	Six Months		% Incr. /
	2010	2009	(Decr.)	2010	2009	(Decr.)
Revenues	$17,327	$10,984	58	$34,077	$21,851	56
Costs and expenses:
Cost of sales (a)	3,795	1,756	116	8,101	3,164	156
Selling, informational and administrative expenses (a)	4,807	3,350	43	9,243	6,226	48
Research and development expenses (a)	2,187	1,695	29	4,413	3,400	30
Amortization of intangible assets	1,407	583	141	2,816	1,161	143
Acquisition-related in-process research and development charges	-	20	*	74	20	270
Restructuring charges and certain acquisition-related costs	886	459	93	1,592	1,013	57
Other (income)/deductions--net	271	72	276	685	15	*
Income from continuing operations before provision
for taxes on income	3,974	3,049	30	7,153	6,852	4
Provision for taxes on income	1,488	786	89	2,634	1,860	42
Income from continuing operations	2,486	2,263	10	4,519	4,992	(9)
Discontinued operations--net of tax	(1)	3	(133)	1	4	(75)
Net income before allocation to noncontrolling interests	2,485	2,266	10	4,520	4,996	(10)
Less: Net income attributable to noncontrolling interests	10	5	100	19	6	217
Net income attributable to Pfizer Inc.	$2,475	$2,261	9	$4,501	$4,990	(10)
Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.31	$0.34	(9)	$0.56	$0.74	(24)
Discontinued operations--net of tax	-	-	--	-	-	--
Net income attributable to Pfizer Inc. common shareholders	$0.31	$0.34	(9)	$0.56	$0.74	(24)
Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.31	$0.34	(9)	$0.56	$0.74	(24)
Discontinued operations--net of tax	-	-	--	-	-	--
Net income attributable to Pfizer Inc. common shareholders	$0.31	$0.34	(9)	$0.56	$0.74	(24)
Weighted-average shares used to calculate earnings per common share:
Basic	8,046	6,728		8,053	6,726
Diluted	8,072	6,752		8,085	6,752

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 5 below.
*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.
The above financial statements present the three-month and six-month periods ended July 4, 2010 and June 28, 2009.  Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 31, 2010 and May 24, 2009. Wyeth's results are included in our consolidated financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends.  Therefore, our results of operations for the three-month and six-month periods ended June 28, 2009 do not include Wyeth's results of operations.  Cost of sales for 2010 includes the significant impacts of purchase accounting adjustments associated with inventory acquired from Wyeth that was sold in 2010.  Amortization of intangible assets for 2010 includes the amortization of intangible assets acquired from Wyeth.

2.	The financial results for the three-month and six-month periods ended July 4, 2010, are not necessarily indicative of the results which could ultimately be achieved for the current year.
3.
Included in Restructuring charges and certain acquisition-related costs for the three-month and six-month periods ended June 28, 2009 are $184 million and $553 million, respectively, of transaction costs, such as banking, legal, accounting and other similar costs, directly related to our acquisition of Wyeth.

4.
In the first six months of 2010, we recorded $74 million of Acquisition-related in-process research and development charges (IPR&D) due to the resolution of contingencies associated with our 2008 acquisition of CovX.  In the second quarter of 2009, we recorded $20 million of IPR&D due to the resolution of contingencies associated with our 2008 acquisition of CovX.

5.
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended July 4, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$17,327	$-	$-	$-	$(6)	$17,321
Costs and expenses:
Cost of sales (b)	3,795	(727)	(113)	-	(4)	2,951
Selling, informational and administrative expenses (b)	4,807	10	(102)	-	12	4,727
Research and development expenses (b)	2,187	(5)	-	-	-	2,182
Amortization of intangible assets	1,407	(1,373)	-	-	-	34
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	886	-	(886)	-	-	-
Other (income)/deductions--net	271	(3)	-	-	(111)	157
Income from continuing operations before provision
for taxes on income	3,974	2,098	1,101	-	97	7,270
Provision for taxes on income	1,488	540	237	-	36	2,301
Income from continuing operations	2,486	1,558	864	-	61	4,969
Discontinued operations--net of tax	(1)	-	-	1	-	-
Net income before allocation to noncontrolling interests	2,485	1,558	864	1	61	4,969
Less: Net income attributable to noncontrolling interests	10	-	-	-	-	10
Net income attributable to Pfizer Inc.	$2,475	$1,558	$864	$1	$61	$4,959
Earnings per common share - diluted:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.31	$0.19	$0.11	$-	$0.01	$0.62
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.31	$0.19	$0.11	$-	$0.01	$0.62

	Six Months Ended July 4, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$34,077	$-	$-	$-	$(13)	$34,064
Costs and expenses:
Cost of sales (b)	8,101	(2,077)	(126)	-	(12)	5,886
Selling, informational and administrative expenses (b)	9,243	9	(162)	-	12	9,102
Research and development expenses (b)	4,413	(15)	(20)	-	-	4,378
Amortization of intangible assets	2,816	(2,756)	-	-	-	60
Acquisition-related in-process research and development charges	74	(74)	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,592	-	(1,592)	-	-	-
Other (income)/deductions--net	685	(26)	-	-	(292)	367
Income from continuing operations before provision
for taxes on income	7,153	4,939	1,900	-	279	14,271
Provision for taxes on income	2,634	1,252	463	-	62	4,411
Income from continuing operations	4,519	3,687	1,437	-	217	9,860
Discontinued operations--net of tax	1	-	-	(1)	-	-
Net income before allocation to noncontrolling interests	4,520	3,687	1,437	(1)	217	9,860
Less: Net income attributable to noncontrolling interests	19	-	-	-	-	19
Net income attributable to Pfizer Inc.	$4,501	$3,687	$1,437	$(1)	$217	$9,841
Earnings per common share - diluted:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.56	$0.45	$0.18	$-	$0.03	$1.22
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.56	$0.45	$0.18	$-	$0.03	$1.22

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended June 28, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$10,984	$-	$-	$-	$(18)	$10,966
Costs and expenses:
Cost of sales (b)	1,756	-	-	-	(70)	1,686
Selling, informational and administrative expenses (b)	3,350	3	-	-	(89)	3,264
Research and development expenses (b)	1,695	(7)	-	-	(32)	1,656
Amortization of intangible assets	583	(556)	-	-	-	27
Acquisition-related in-process research and development charges	20	(20)	-	-	-	-
Restructuring charges and certain acquisition-related costs	459	-	(285)	-	(174)	-
Other (income)/deductions--net	72	(1)	-	-	(263)	(192)
Income from continuing operations before provision
for taxes on income	3,049	581	285	-	610	4,525
Provision for taxes on income	786	165	100	-	220	1,271
Income from continuing operations	2,263	416	185	-	390	3,254
Discontinued operations--net of tax	3	-	-	(3)	-	-
Net income before allocation to noncontrolling interests	2,266	416	185	(3)	390	3,254
Less: Net income attributable to noncontrolling interests	5	-	-	-	-	5
Net income attributable to Pfizer Inc.	$2,261	$416	$185	$(3)	$390	$3,249
Earnings per common share - diluted:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.34	$0.06	$0.02	$-	$0.06	$0.48
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.34	$0.06	$0.02	$-	$0.06	$0.48

	Six Months Ended June 28, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$21,851	$-	$-	$-	$(40)	$21,811
Costs and expenses:
Cost of sales (b)	3,164	-	-	-	(164)	3,000
Selling, informational and administrative expenses (b)	6,226	6	-	-	(135)	6,097
Research and development expenses (b)	3,400	(14)	-	-	(65)	3,321
Amortization of intangible assets	1,161	(1,096)	-	-	-	65
Acquisition-related in-process research and development charges	20	(20)	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,013	-	(682)	-	(331)	-
Other (income)/deductions--net	15	(3)	-	-	(428)	(416)
Income from continuing operations before provision
for taxes on income	6,852	1,127	682	-	1,083	9,744
Provision for taxes on income	1,860	357	245	-	360	2,822
Income from continuing operations	4,992	770	437	-	723	6,922
Discontinued operations--net of tax	4	-	-	(4)	-	-
Net income before allocation to noncontrolling interests	4,996	770	437	(4)	723	6,922
Less: Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc.	$4,990	$770	$437	$(4)	$723	$6,916
Earnings per common share - diluted:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.74	$0.11	$0.07	$-	$0.11	$1.03
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.74	$0.11	$0.07	$-	$0.11	$1.03

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

	Second Quarter		Six Months
(millions of dollars)	2010	2009	2010	2009

Transaction costs (a)	$4	$184	$13	$553
Integration costs (a)	211	101	419	129
Restructuring charges (a)	671	-	1,160	-
Additional depreciation - asset restructuring (b)	215	-	308	-
Total acquisition-related costs -- pre-tax	1,101	285	1,900	682
Income taxes (c)	(237)	(100)	(463)	(245)
Total acquisition-related costs -- net of tax	$864	$185	$1,437	$437

(a)
Transaction costs include costs directly related to our acquisition of Wyeth, such as banking, legal, accounting and other similar costs.  Integration costs represent external, incremental costs directly related to integrating Wyeth and primarily include expenditures for consulting and systems integration. Restructuring charges relate to our acquisition of Wyeth and include employee termination costs, asset impairments and exit costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to our acquisition of Wyeth.  Included in Cost of Sales ($113 million) and Selling, informational and administrative expenses ($102 million) for the three months ended July 4, 2010. Included in Cost of Sales ($126 million), Selling, informational and administrative expenses ($162 million) and Research and development expenses ($20 million) for the six months ended July 4, 2010.

(c)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:

	Second Quarter		Six Months
(millions of dollars)	2010	2009	2010	2009

Restructuring charges - Cost-reduction initiatives (a)	$-	$174	$-	$331
Implementation costs - Cost-reduction initiatives (b)	-	156	-	330
Certain legal matters (c)	-	(2)	142	130
Net interest expense (d)	-	206	-	229
Asset impairment charges (e)	207	66	207	66
Other (f)	(110)	10	(70)	(3)
Total certain significant items -- pre-tax	97	610	279	1,083
Income taxes (g)	(36)	(220)	(62)	(360)
Total certain significant items -- net of tax	$61	$390	$217	$723

(a)	Included in Restructuring charges and certain acquisition-related costs.

(b)
Included in Cost of sales ($45 million), Selling, informational and administrative expenses ($85 million), Research and development expenses ($32 million), and Other (income)/deductions - net ($6 million income) for the three months ended June 28, 2009. Included in Cost of sales ($121 million), Selling, informational and administrative expenses ($131 million), Research and development expenses ($73 million), and Other (income)/deductions - net ($5 million) for the six months ended June 28, 2009.

(c)	Included in Other (income)/deductions - net.

(d)
Included in Other (income)/deductions - net. Includes interest expense on the senior unsecured notes issued in connection with our acquisition of Wyeth less interest income earned on the proceeds of those notes.

(e)
Included in Other (income)/deductions - net. Primarily represents impairment charges related to in-process research and development (“IPR&D”) intangible assets which were acquired in connection with our acquisition of Wyeth.

(f)	Included in Other (income)/deductions - net. 2010 primarily represents gain on sale of certain Pfizer Animal Health products.

(g)	Included in Provision for taxes on income.

PFIZER INC.
BUSINESS REVENUES(1),(2)
FIRST SIX MONTHS OF 2010 and 2009
(UNAUDITED)
(millions of dollars)

					Operational
	2010	2009(2)	Change	Foreign Exchange	Total	Legacy Pfizer
Primary Care	$11,789	$10,500	12%	4%	8%	2%
Specialty Care	7,292	2,888	152%	7%	145%	3%
Established Products	5,514	3,329	66%	6%	60%	-11%
Emerging Markets	4,222	2,741	54%	10%	44%	9%
Oncology	710	707	-	3%	-3%	-14%
Biopharmaceutical	29,527	20,165	46%	5%	41%	-

Animal Health	1,739	1,185	47%	9%	38%	8%
Consumer Healthcare	1,341	-	*	*	*	*
Nutrition	934	-	*	*	*	*
Capsugel	369	339	9%	3%	6%	6%
Diversified	4,383	1,524	188%	14%	174%	8%

Other	167	162	3%	1%	2%	2%

TOTAL	$34,077	$21,851	56%	6%	50%	1%

* -	Calculation not meaningful
(1)	See notes 3-12 in the accompanying earnings release for a description of each business unit and of "Other".
(2)
In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.
REVENUES
SECOND QUARTER 2010
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

	2010	2009	% Change		2010	2009	% Change	2010	2009	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$17,327	$10,984	58%	52%	$7,381	$4,524	63%	$9,946	$6,460	54%	45%
TOTAL BIOPHARMACEUTICAL:	$15,021	$10,063	49%	44%	$6,649	$4,190	59%	$8,372	$5,873	43%	34%
Lipitor	2,813	2,685	5%	-	1,313	1,314	-	1,500	1,371	9%	1%
Enbrel (Outside the U.S. and Canada)***	808	-	*	*	-	-	*	808	-	*	*
Lyrica	762	629	21%	19%	365	324	13%	397	305	30%	25%
Effexor***	621	-	*	*	492	-	*	129	-	*	*
Celebrex	604	548	10%	7%	398	390	2%	206	158	30%	21%
Viagra	491	423	16%	12%	234	207	13%	257	216	19%	11%
Xalatan / Xalacom	449	395	14%	10%	151	118	28%	298	277	8%	2%
Prevnar / Prevenar 13***	569	-	*	*	483	-	*	86	-	*	*
Prevnar / Prevenar 7***	331	-	*	*	33	-	*	298	-	*	*
Norvasc	422	518	(19%)	(23%)	11	16	(31%)	411	502	(18%)	(23%)
Zyvox	299	257	16%	14%	154	138	12%	145	119	22%	18%
Detrol / Detrol LA	260	273	(5%)	(7%)	176	192	(8%)	84	81	4%	(3%)
Premarin Family***	260	-	*	*	238	-	*	22	-	*	*
Sutent	255	223	14%	11%	62	56	11%	193	167	16%	11%
Geodon / Zeldox	247	231	7%	6%	205	192	7%	42	39	8%	2%
Zosyn / Tazocin***	230	-	*	*	150	-	*	80	-	*	*
Genotropin	233	207	13%	10%	60	50	20%	173	157	10%	6%
Vfend	207	180	15%	12%	63	54	17%	144	126	14%	10%
Chantix / Champix	170	192	(11%)	(16%)	72	116	(38%)	98	76	29%	19%
Benefix***	164	-	*	*	77	-	*	87	-	*	*
Zoloft	144	125	15%	9%	19	22	(14%)	125	103	21%	14%
Caduet	126	128	(2%)	(6%)	84	99	(15%)	42	29	45%	23%
Aromasin	122	114	7%	4%	41	39	5%	81	75	8%	3%
Revatio	122	94	30%	27%	75	59	27%	47	35	34%	26%
Pristiq***	113	-	*	*	99	-	*	14	-	*	*
Medrol	113	110	3%	1%	30	35	(14%)	83	75	11%	8%
Cardura	110	114	(4%)	(7%)	2	2	-	108	112	(4%)	(8%)
Zithromax / Zmax	110	100	10%	5%	2	4	(50%)	108	96	13%	6%
Aricept**	103	108	(5%)	(11%)	-	-	*	103	108	(5%)	(11%)
Refacto / Xyntha***	98	-	*	*	18	-	*	80	-	*	*
Alliance Revenue	1,061	598	77%	75%	750	352	113%	311	246	26%	19%
(Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge)
All Other Biopharmaceutical	2,604	1,811	44%	38%	792	411	93%	1,812	1,400	29%	22%
All Other Established Products	2,022	1,524	33%	27%	540	373	45%	1,482	1,151	29%	22%
Legacy Pfizer Other Established Products	1,590	1,524	4%	-	359	373	(4%)	1,231	1,151	7%	-
TOTAL DIVERSIFIED:	$2,242	$833	169%	157%	$713	$316	126%	$1,529	$517	196%	175%
ANIMAL HEALTH***	893	648	38%	31%	338	261	30%	555	387	43%	32%
CONSUMER HEALTHCARE***	678	-	*	*	327	-	*	351	-	*	*
NUTRITION***	476	-	*	*	-	-	*	476	-	*	*
CAPSUGEL	195	185	5%	4%	48	55	(13%)	147	130	13%	10%
OTHER****	$64	$88	(27%)	(24%)	$19	$18	6%	$45	$70	(36%)	(33%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results for the second quarter of 2010 also reflect the addition of legacy Wyeth products.
Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the second quarter of 2009 do not include Wyeth's results of operations.
****	- Includes revenues generated primarily from Pfizer Centersource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region.
Details for these regions are located on the following page.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND QUARTER 2010
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

	2010	2009	% Change		2010	2009	% Change		2010	2009	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,142	$2,909	42%	41%	$2,709	$1,910	42%	25%	$3,095	$1,641	89%	76%
TOTAL INTERNATIONAL BIOPHARMACEUTICAL:	$3,670	$2,621	40%	38%	$2,452	$1,797	36%	25%	$2,250	$1,455	55%	44%
Lipitor	664	675	(2%)	(3%)	571	475	20%	2%	265	221	20%	11%
Enbrel (Outside the U.S. and Canada)***	547	-	*	*	106	-	*	*	155	-	*	*
Lyrica	268	221	21%	20%	51	34	50%	25%	78	50	56%	47%
Effexor***	63	-	*	*	41	-	*	*	25	-	*	*
Celebrex	43	49	(12%)	(9%)	84	55	53%	35%	79	54	46%	34%
Viagra	97	100	(3%)	(5%)	49	38	29%	11%	111	78	42%	30%
Xalatan / Xalacom	146	141	4%	2%	102	92	11%	1%	50	44	14%	3%
Prevnar / Prevenar 13***	69	-	*	*	2	-	*	*	15	-	*	*
Prevnar / Prevenar 7***	101	-	*	*	61	-	*	*	136	-	*	*
Norvasc	55	58	(5%)	(8%)	232	327	(29%)	(34%)	124	117	6%	3%
Zyvox	73	64	14%	14%	35	29	21%	15%	37	26	42%	30%
Detrol / Detrol LA	43	47	(9%)	(12%)	25	21	19%	8%	16	13	23%	12%
Premarin Family***	3	-	*	*	4	-	*	*	15	-	*	*
Sutent	103	108	(5%)	(5%)	36	21	71%	56%	54	38	42%	33%
Geodon / Zeldox	23	23	-	(3%)	4	3	33%	16%	15	13	15%	8%
Zosyn / Tazocin***	28	-	*	*	3	-	*	*	49	-	*	*
Genotropin	92	86	7%	6%	52	45	16%	6%	29	26	12%	5%
Vfend	72	69	4%	3%	34	27	26%	15%	38	30	27%	21%
Chantix / Champix	44	38	16%	13%	46	31	48%	28%	8	7	14%	11%
Benefix***	62	-	*	*	22	-	*	*	3	-	*	*
Zoloft	21	22	(5%)	(6%)	72	52	38%	27%	32	29	10%	4%
Caduet	5	3	67%	108%	24	15	60%	17%	13	11	18%	12%
Aromasin	50	49	2%	-	18	14	29%	15%	13	12	8%	-
Revatio	32	26	23%	19%	9	5	80%	51%	6	4	50%	42%
Pristiq***	-	-	*	*	10	-	*	*	4	-	*	*
Medrol	26	25	4%	1%	12	13	(8%)	(5%)	45	37	22%	18%
Cardura	37	42	(12%)	(11%)	45	45	-	(8%)	26	25	4%	(1%)
Zithromax / Zmax	21	26	(19%)	(20%)	48	37	30%	20%	39	33	18%	11%
Aricept**	58	64	(9%)	(12%)	36	31	16%	1%	9	13	(31%)	(37%)
Refacto / Xyntha***	73	-	*	*	7	-	*	*	-	-	*	*
Alliance Revenue	133	127	5%	2%	160	105	52%	40%	18	14	29%	44%
(Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge)
All Other Biopharmaceutical	618	558	11%	10%	451	282	60%	45%	743	560	33%	24%
All Other Established Products	464	388	20%	18%	395	244	62%	45%	623	519	20%	13%
Legacy Pfizer Other Established Products	383	388	(1%)	(3%)	277	244	14%	1%	571	519	10%	4%
TOTAL INTERNATIONAL DIVERSIFIED:	$444	$246	80%	79%	$251	$104	141%	98%	$834	$167	*	*
OTHER INTERNATIONAL****	$28	$42	(33%)	11%	$6	$9	(33%)	3%	$11	$19	(42%)	4%

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results for the second quarter of 2010 also reflect the addition of legacy Wyeth products.
Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the second quarter of 2009 do not do not include Wyeth's results of operations.
****	- Includes revenues generated primarily from Pfizer Centersource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)
Emerging Markets region includes, but is not limited to, the following markets:  Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.
REVENUES
FIRST SIX MONTHS OF 2010 and 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

	2010	2009	% Change		2010	2009	% Change	2010	2009	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$34,077	$21,851	56%	50%	$14,695	$9,493	55%	$19,382	$12,358	57%	46%
TOTAL BIOPHARMACEUTICAL:	$29,527	$20,165	46%	41%	$13,256	$8,899	49%	$16,271	$11,266	44%	35%
Lipitor	5,570	5,406	3%	(2%)	2,623	2,766	(5%)	2,947	2,640	12%	2%
Enbrel (Outside the U.S. and Canada)***	1,610	-	*	*	-	-	*	1,610	-	*	*
Lyrica	1,485	1,312	13%	10%	717	742	(3%)	768	570	35%	26%
Effexor***	1,337	-	*	*	1,084	-	*	253	-	*	*
Celebrex	1,174	1,112	6%	3%	786	809	(3%)	388	303	28%	18%
Viagra	970	877	11%	6%	487	465	5%	483	412	17%	8%
Xalatan / Xalacom	871	802	9%	4%	296	271	9%	575	531	8%	1%
Prevnar / Prevenar 13***	855	-	*	*	691	-	*	164	-	*	*
Prevnar / Prevenar 7***	851	-	*	*	214	-	*	637	-	*	*
Norvasc	790	999	(21%)	(24%)	24	35	(31%)	766	964	(21%)	(24%)
Zyvox	591	540	9%	7%	315	313	1%	276	227	22%	16%
Detrol / Detrol LA	521	562	(7%)	(10%)	352	403	(13%)	169	159	6%	(2%)
Premarin Family***	516	-	*	*	472	-	*	44	-	*	*
Sutent	514	425	21%	16%	131	123	7%	383	302	27%	20%
Geodon / Zeldox	501	461	9%	7%	418	387	8%	83	74	12%	5%
Zosyn / Tazocin***	494	-	*	*	328	-	*	166	-	*	*
Genotropin	439	404	9%	4%	105	104	1%	334	300	11%	6%
Vfend	395	359	10%	6%	123	116	6%	272	243	12%	6%
Chantix / Champix	359	369	(3%)	(7%)	178	228	(22%)	181	141	28%	16%
Benefix***	318	-	*	*	144	-	*	174	-	*	*
Zoloft	264	240	10%	5%	36	43	(16%)	228	197	16%	9%
Caduet	261	262	-	(5%)	170	203	(16%)	91	59	54%	31%
Aromasin	250	224	12%	8%	83	81	2%	167	143	17%	10%
Revatio	236	208	13%	11%	144	141	2%	92	67	37%	29%
Pristiq***	223	-	*	*	199	-	*	24	-	*	*
Medrol	222	228	(3%)	(6%)	55	76	(28%)	167	152	10%	6%
Cardura	217	221	(2%)	(6%)	10	3	233%	207	218	(5%)	(10%)
Zithromax / Zmax	213	214	-	(5%)	6	8	(25%)	207	206	-	(4%)
Aricept**	210	203	3%	(6%)	-	-	*	210	203	3%	(6%)
Refacto / Xyntha***	188	-	*	*	39	-	*	149	-	*	*
Alliance Revenue	2,065	1,180	75%	72%	1,470	711	107%	595	469	27%	19%
(Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge)
All Other Biopharmaceutical	5,017	3,557	41%	35%	1,556	871	79%	3,461	2,686	29%	21%
All Other Established Products	3,904	2,983	31%	27%	1,084	778	39%	2,820	2,205	28%	20%
Legacy Pfizer Other Established Products	3,083	2,983	3%	(2%)	743	778	(4%)	2,340	2,205	6%	-
TOTAL DIVERSIFIED:	$4,383	$1,524	188%	174%	$1,376	$554	148%	$3,007	$970	210%	188%
ANIMAL HEALTH***	1,739	1,185	47%	38%	637	455	40%	1,102	730	51%	37%
CONSUMER HEALTHCARE***	1,341	-	*	*	642	-	*	699	-	*	*
NUTRITION***	934	-	*	*	-	-	*	934	-	*	*
CAPSUGEL	369	339	9%	6%	97	99	(2%)	272	240	13%	9%
OTHER****	$167	$162	3%	2%	$63	$40	58%	$104	$122	(15%)	(3%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results for the first six months of 2010 also reflect the addition of legacy Wyeth products.
Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the first six months of 2009 do not include Wyeth's results of operations.
****	- Includes revenues generated primarily from Pfizer Centersource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region.
Details for these regions are located on the following page.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST SIX MONTHS OF 2010 and 2009
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

	2010	2009	% Change		2010	2009	% Change		2010	2009	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$8,473	$5,591	52%	45%	$5,024	$3,688	36%	21%	$5,885	$3,079	91%	79%
TOTAL INTERNATIONAL BIOPHARMACEUTICAL:	$7,508	$5,041	49%	43%	$4,541	$3,484	30%	17%	$4,222	$2,741	54%	44%
Lipitor	1,359	1,297	5%	-	1,108	938	18%	-	480	405	19%	9%
Enbrel (Outside the U.S. and Canada)***	1,128	-	*	*	191	-	*	*	291	-	*	*
Lyrica	534	410	30%	24%	99	65	52%	27%	135	95	42%	34%
Effexor***	129	-	*	*	76	-	*	*	48	-	*	*
Celebrex	90	89	1%	(2%)	159	106	50%	34%	139	108	29%	18%
Viagra	204	190	7%	2%	96	77	25%	8%	183	145	26%	17%
Xalatan / Xalacom	296	269	10%	5%	184	180	2%	(7%)	95	82	16%	6%
Prevnar / Prevenar 13***	145	-	*	*	2	-	*	*	17	-	*	*
Prevnar / Prevenar 7***	207	-	*	*	116	-	*	*	314	-	*	*
Norvasc	109	113	(4%)	(8%)	423	629	(33%)	(36%)	234	222	5%	2%
Zyvox	146	123	19%	15%	61	56	9%	4%	69	48	44%	31%
Detrol / Detrol LA	90	93	(3%)	(8%)	49	40	23%	7%	30	26	15%	9%
Premarin Family***	5	-	*	*	14	-	*	*	25	-	*	*
Sutent	218	196	11%	7%	64	35	83%	63%	101	71	42%	33%
Geodon / Zeldox	47	42	12%	8%	8	6	33%	25%	28	26	8%	(6%)
Zosyn / Tazocin***	61	-	*	*	7	-	*	*	98	-	*	*
Genotropin	187	166	13%	7%	91	86	6%	-	56	48	17%	8%
Vfend	149	135	10%	6%	62	53	17%	7%	61	55	11%	3%
Chantix / Champix	88	71	24%	17%	78	56	39%	18%	15	14	7%	3%
Benefix***	125	-	*	*	41	-	*	*	8	-	*	*
Zoloft	45	45	-	(3%)	124	97	28%	19%	59	55	7%	3%
Caduet	10	8	25%	23%	57	31	84%	43%	24	20	20%	15%
Aromasin	102	93	10%	5%	30	26	15%	5%	35	24	46%	36%
Revatio	64	50	28%	22%	16	10	60%	53%	12	7	71%	50%
Pristiq***	-	-	*	*	17	-	*	*	7	-	*	*
Medrol	52	49	6%	1%	22	25	(12%)	(12%)	93	78	19%	14%
Cardura	78	81	(4%)	(8%)	80	89	(10%)	(14%)	49	48	2%	(4%)
Zithromax / Zmax	46	64	(28%)	(32%)	81	76	7%	2%	80	66	21%	16%
Aricept**	119	125	(5%)	(9%)	72	56	29%	6%	19	22	(14%)	(20%)
Refacto / Xyntha***	136	-	*	*	13	-	*	*	-	-	*	*
Alliance Revenue	269	240	12%	7%	289	201	44%	34%	37	28	32%	29%
(Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge)
All Other Biopharmaceutical	1,270	1,092	16%	12%	811	546	49%	36%	1,380	1,048	32%	23%
All Other Established Products	960	766	25%	20%	711	472	51%	37%	1,149	967	19%	12%
Legacy Pfizer Other Established Products	793	766	4%	(1%)	499	472	6%	(5%)	1,048	967	8%	2%
TOTAL INTERNATIONAL DIVERSIFIED:	$902	$480	88%	80%	$468	$184	154%	112%	$1,637	$306	*	*
OTHER INTERNATIONAL****	$63	$70	(10%)	15%	$15	$20	(25%)	3%	$26	$32	(19%)	12%

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results for the first six months of 2010 also reflect the addition of legacy Wyeth products.
Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the first six months of 2009 do not include Wyeth's results of operations.
****	- Includes revenues generated primarily from Pfizer Centersource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)
Emerging Markets region includes, but is not limited to, the following markets:  Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales increased 116% in the second quarter of 2010, compared to the same period in 2009, and increased 156% in the first six months of 2010, compared to the same period in 2009. The increases primarily reflect purchase accounting adjustments associated with the Wyeth acquisition, the addition of Wyeth manufacturing costs, as well as the change in the mix of products and businesses as a result of the Wyeth acquisition. In addition, the impact of foreign exchange had a favorable impact on reported cost of sales in the second quarter of 2010 and an unfavorable impact for the first six months of 2010.

Reported cost of sales as a percentage of revenues increased 5.9 percentage points to 21.9% in second-quarter 2010, compared to the same period in 2009, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses and Reported In-Process R&D (IPR&D) Charges

Reported SI&A expenses increased 43% in the second quarter of 2010, compared to the same period in 2009, and increased 48% in the first six months of 2010, compared to the same period in 2009. The increases primarily reflect the addition of Wyeth operating costs and the unfavorable impact of foreign exchange.

Reported R&D expenses increased 29% in the second quarter of 2010, compared to the same period in 2009, and increased 30% in the first six months of 2010, compared to the same period in 2009. The increases are primarily due to the addition of legacy Wyeth operations, continued investment in the late-stage development portfolio and the unfavorable impact of foreign exchange.

Reported IPR&D charges of $74 million recorded in the first six months of 2010 relate to the resolution of contingencies associated with our 2008 acquisition of CovX.

3. Other (Income)/Deductions - Net

($ in millions)	Second Quarter		Six Months
	2010	2009	2010	2009
Interest income (a)	$(85)	$(204)	$(197)	$(449)
Interest expense (a)	389	270	911	400
Net interest (income)/expense	304	66	714	(49)
Royalty-related income	(95)	(50)	(237)	(107)
Net gain on asset disposals	(185)	(29)	(230)	(41)
Legal matters, net	37	(19)	174	77
Asset impairment charges	196	71	232	89
Other, net	14	33	32	46
Other (income)/deductions-net	$271	$72	$685	$15

(a)
Interest expense increased in 2010 due to our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth. Interest income decreased in 2010 due to lower interest rates coupled with lower average cash balances.

4. Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income for second-quarter 2010 was 37.4% compared to 25.8% in the second quarter of 2009, and in the first six months of 2010 was 36.8% compared to 27.1% in the first six months of 2009. The increases in the effective tax rate primarily are the result of higher charges, incurred as a result of our acquisition of Wyeth, and the mix of jurisdictions in which those charges were incurred. In addition, the increases in the effective tax rate were impacted by the expiration of the U.S. research tax credit and, in the first six months of 2010 compared to the first six months of 2009, the write-off of the deferred tax asset of approximately $270 million related the Medicare Part D subsidy for retiree prescription drug coverage resulting from changes in the recently enacted U.S. healthcare legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, partially offset by $410 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

The effective tax rate on adjusted income(1) was 31.7% in second-quarter 2010 compared to 28.1% in second-quarter 2009, and in the first six months of 2010 was 30.9% compared to 29.0% in the first six months of 2009. The increases in the tax rate on adjusted income(1) primarily are the result of certain business decisions made in connection with the acquisition of Wyeth and the change in jurisdictional mix of earnings.  In addition, the increases in the effective tax rate were impacted by the expiration of the U.S. research tax credit and, in the first six months of 2010 compared to the first six months of 2009, the write-off of the deferred tax asset of approximately $270 million related the Medicare Part D subsidy for retiree prescription drug coverage resulting from changes in the recently enacted U.S. healthcare legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, largely offset by $410 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

5. Reconciliation of 2010 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2010 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

	Full-Year 2010 Guidance
($ billions, except per-share amounts)	Net Income (b)	Diluted EPS (b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$17.0 - $17.8	~$2.10 - $2.20
Purchase Accounting Impacts of Transactions Completed as of 7/4/10	(6.3)	(0.78)
Acquisition-Related Costs	(2.4 – 2.8)	(0.29 – 0.34)
Certain Significant Items	(0.2)	(0.03)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$7.7 - $8.9	~$0.95 - $1.10

(a)
The current exchange rates assumed in connection with the 2010 financial guidance are a blend of the average of the actual exchange rates in effect during first-half 2010 and the mid-July 2010 exchange rates for the remainder of the year.

(b)
Does not assume the completion of any business-development transactions not completed as of July 4, 2010. Amounts exclude the potential effects of the resolution of litigation-related matters not substantially resolved as of July 4, 2010.

6. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ billions, except per-share amounts)	Net Income (b)	Diluted EPS (b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Targets	~$18.3 - $19.1	~$2.25 - $2.35
Purchase Accounting Impacts of Transactions Completed as of 7/4/10	(3.8)	(0.47)
Acquisition-Related Costs	(1.2 – 1.6)	(0.15 – 0.20)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Targets	~$12.9 - $14.1	~$1.58 - $1.73

(a)	The current exchange rates assumed in connection with the 2012 financial targets are the mid-July 2010 exchange rates.
(b)
Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended April 4, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of August 3, 2010. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involves substantial risks and uncertainties.  You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects.  Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug  candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations and changes affecting the taxation by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of weak global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.